As filed with the Securities and Exchange Commission on March 4, 2011

Registration No. 333-87016

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Martek Biosciences Corporation

(Exact name of registrant as specified in its charter)

Delaware	52-1399362
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or Organization)

6480 Dobbin Road
Columbia, Maryland	21045
(Address of Principal Executive Offices)	(Zip Code)

OmegaTech, Inc. 1996 Stock Option Plan

Non Statutory Stock Option Agreement exercisable only on

Special Events for Common Stock dated June 14, 1997 between OmegaTech, Inc.

and Mark Braman (Braman Plan)

(Full title of the Plan)

Steve Dubin

Chief Executive Officer
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045

(410) 740-0081

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Michael J. Silver

William I. Intner

Hogan Lovells US LLP

100 International Drive - Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (333-87016), filed with the Securities and Exchange Commission on April 26, 2002 (the “Registration Statement”) by Martek Biosciences Corporation, a Delaware corporation (the “Company”), relating to (i) an aggregate of 127,148 shares of the Company’s common stock, par value $0.10 per share (“Common Stock”), reserved for issuance under the OmegaTech, Inc. 1996 Stock Option Plan (the “OmegaTech Plan”), and the Series A Preferred Share Purchase Rights attached thereto; and (ii) an aggregate of 16,921 shares of Common Stock reserved for issuance under the Non Statutory Stock Option Agreement exercisable only on Special Events for Common Stock dated June 14, 1997 between OmegaTech, Inc. and Mark Braman (the “Braman Plan”), and the Series A Preferred Share Purchase Rights attached thereto.  The OmegaTech Plan and the Braman Plan were assumed by the Company in accordance with the terms of the Agreement and Plan of Merger dated March 25, 2002, as amended, between the Company, OmegaTech, Inc., a Delaware Corporation, and OGTAQ Corp., a wholly-owned subsidiary of the Company, pursuant to which OmegaTech, Inc. became a wholly-owned subsidiary of the Company.

On February 25, 2011, pursuant to an Agreement and Plan of Merger dated December 20, 2010, between the Company, Koninklijke DSM N.V., and Greenback Acquisition Corporation, an indirect wholly-owned subsidiary of Koninklijke DSM N.V. (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, state of Maryland, on March 4, 2011.

MARTEK BIOSCIENCES CORPORATION

By:	/s/ Steve Dubin
Name: Steve Dubin
Title: Chief Executive Officer